Exhibit 10.1

LANCASTER COLONY CORPORATION

AGREEMENT FOR SEVERANCE AND RELEASE

THIS AGREEMENT FOR SEVERANCE AND RELEASE (this “Agreement”) is voluntarily entered into as of the Effective Date (defined below), by and between Lancaster Colony Corporation (“Employer”), and Dave Nagle (“Employee”), who agree to be bound by all of the terms and conditions hereof.

RECITALS

WHEREAS, the Employee is an Employee of Employer and has made contributions to the short- and long-term profitability, growth and financial strength of Employer;

WHEREAS, Employer recognizes that, nonetheless, circumstances warrant the separation of Employee from employment with Employer; and

WHEREAS, Employer and Employee desire to fully and completely resolve, settle and dispose of any and all disputes or claims of whatever kind or nature that Employee ever had or may now have against Employer, whether known or unknown, with respect to any and all matters between Employee and Employer.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree to enter into this Agreement as follows:

1. Final Date of Employment. Employee’s employment with Employer ceases for all purposes on February 28th, 2023 (“Final Date of Employment”). Employee acknowledges that Employer informed him of the future employment separation on September 9, 2022 (“Notice Date”).

2. Effective Date. This Agreement shall be in full force and effect on the date Employee signs the Agreement (“Effective Date”).

3. Transition Period. From the Notice Date to the Final Date of Employment, Employee covenants that he will use his best efforts to faithfully discharge each employment duty and obligation in good faith and in the best interest of Employer, will assist in any and all transition efforts, will provide historical knowledge and information to his successor, temporary or permanent, or those who will perform his job functions after his Final Date of Employment and any other duties or obligations that might arise from time to time as a result or consequence of Employee’s employment (“Transition Services”).

4. Final Pay. Employer shall pay to Employee in an amount equal to the sum of (A) Employee’s accrued and unpaid base salary, plus (B) accrued and unused paid time off pursuant to the terms of the governing policies and rules, to the extent the governing policies and rules permit payment at separation, plus (C) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by Employee (in accordance with Employer policy) (collectively (A), (B) and (C) shall be “Final Pay”). Employee’s Final Pay will be paid on the Employer’s next regular payday following the Final Date of Employment.

5. Transition Benefits. In consideration of signing Exhibit A on the same date as executing this Agreement, Employer shall offer to Employee outplacement services during the Transition Period.

6. Separation Benefits.

(a) Separation Pay. In consideration of the mutual exchange of consideration and Employee’s execution of Exhibit A two times—at receipt of the Agreement and on the Final Date of Employment- Employer shall provide the following payments and other benefits to Employee as set out in (i) through (vi) below (“Separation Pay”):

(i) Although Employee is not entitled to severance of any kind, Employer agrees to provide Employee a severance payment that is equal to twelve months of Employee’s annual base compensation on the Effective Date, subject to applicable taxes, withholdings and any amounts required to be withheld pursuant to a garnishment or child support order. This payment will consist of installments based on the Company’s regular payroll cycle. Employer will pay the first installment on its next regular payday that occurs after the Final Date of Employment. Thereafter, Employer will continue to pay Employee one installment on each subsequent regular payday until this payment is paid in full. Employee agrees that no interest will accrue on any installment of this payment between the date Employee executes this Agreement and the date this payment is fully paid to Employee.

(ii) Since Employee’s Final Date of Employment will be before June 30, 2023, Employee shall be entitled to a prorated bonus for the fiscal year ending June 30, 2023, which amount shall be calculated based on the actual bonus determined pursuant to the bonus plan in the normal course of business, prorated through the Final Date of Employment. This prorated amount shall be paid on or about the time that bonuses are paid to other plan participants, subject to applicable taxes, withholdings, and any amounts required to be withheld pursuant to a garnishment or child support order.

(iii) For this section and (iv) and (v) below, the vesting date shall be the Final Date of Employment (“Vesting Date”). Two-thirds of Employer’s outstanding restricted stock issued on February 23, 2021, under Employer’s 2015 Omnibus Incentive Plan, as amended, or other plan shall issue to Employee as if they vested on the Vesting Date. Two-thirds of Employer’s outstanding restricted stock issued on August 17, 2021, under Employer’s 2015 Omnibus Incentive Plan, as amended, or other plan shall issue to Employee as if they vested on the Vesting Date. All other outstanding restricted stock issued under Employer’s 2015 Omnibus Incentive Plan, as amended, or other plan shall be governed by the terms and conditions of the respective plan(s) and/or applicable award agreements issued to Employee thereunder, but in no event shall Employer exercise discretion to permit additional awards or vesting.

(iv). The remaining approximately thirty-three percent (33%) of Employer’s outstanding stock appreciation rights (“SARs”) issued on February 23, 2021, shall issue to Employee as if Employee’s SARs were vested on the Vesting Date. Any other outstanding SARs shall be governed by the terms and conditions of the respective plan(s) and/or applicable award agreements issued to Employee thereunder, except that Employee may have the life of the SARs, as established in the applicable award agreements, to exercise at the strike price.

(v) Employer shall pay Employee one-third of the target value on the grant date of Employee’s outstanding performance units issued on or around August 17, 2021. Any other outstanding performance units shall be governed by the terms and conditions of the respective plan(s) and/or applicable award agreements issued to Employee thereunder, but in no event shall Employer exercise discretion to permit additional awards, payments or vesting. This amount shall be paid within 30 days after the Final Date of Employment, subject to applicable taxes, withholdings, and any amounts required to be withheld pursuant to a garnishment or child support order.

(vi) Employer agrees to provide Employee a monthly payment equal to the percentage share of medical and dental insurance premium paid by Company for active salaried employees, subject to applicable taxes, withholdings and any amounts required to be withheld pursuant to a garnishment or child support order, until the later of twelve months or when Employee has his first date of employment with a new employer who offers health benefits. Employee must provide notice to Employer prior to Employee’s first date of new employment. This payment will consist of monthly installments, with the first occurring on or about the first day of May 2023. Thereafter, Employer will continue to pay Employee one installment on or around the first day of each month until twelve installments have been made or Employee has provided notice to Employer of new employment. Employee agrees that no interest will accrue on any installment of this payment between the date Employee executes this Agreement and the date this payment is fully paid to Employee.

(b). Transition Services. Separation Pay shall be contingent upon Employee’s satisfactory performance of Transition Services in Employer’s sole discretion, but which Separation Pay shall not be unreasonably withheld.

(c). Duplication of Payments. There shall be no duplication of severance pay in any manner. Employee shall not be entitled to any severance or termination payments (but excluding retirement and similar benefits) under any other plan, program, arrangement or agreement with Employer. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which Employee and his dependents may otherwise be entitled to under Employer’s compensation and employee benefit plans.

(d). Mutual Release. Separation Pay shall be contingent upon the execution by Employee and Employer of a valid mutual release in the form attached hereto as Exhibit A, both at the time of executing this Agreement and on the Final Date of Employment, pursuant to which Employee shall release Employer, to the maximum extent permitted by law, from any and all claims Employee may have against Employer that relate to or arise out of the employment or termination of employment of Employee, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Release”). The full amount of Separation Pay shall be paid only if Employee has properly executed, delivered to Employer, and not revoked, a Release. The Release shall not limit any obligation either party may have to the other party that arises after the date of such Release, including payments due from Employer to Employee under this Agreement or any other agreement with Employer.

7. Certain Covenants by Employee.

(a) Protection of Confidential Information. Employee agrees that he will not at any time during or following his employment by Employer, without Employer’s prior written consent except as may be required for Employee to discharge his employment duties to Employer, divulge any Confidential Information to any other person or entity or use any Confidential Information for his own benefit. Upon Final Date of Employment, Employee will return to Employer all physical Confidential Information in Employee’s possession.

(b) Nondisclosure of Agreement. Employee agrees, at all times during his employment by Employer or after his Final Date of Employment, not to disclose or discuss in any manner (whether to individuals inside or outside Employer), the existence or terms of, this Agreement without the prior written consent of Employer, except to the extent required by law.

(c) Non-disparagement. Employee agrees that he will not make or authorize any public statement, whether orally or in writing, that disparages Employer with respect to Employer’s business interests or practices; provided, that Employee shall not be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.

(d) Extent of Restrictions. Employee acknowledges that he has given careful consideration to the restraints imposed by this Section 6 and he fully agrees that the restrictions contained in this Section 6 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of Employer, and that any violation will cause substantial injury to Employer. In the event of any such violation, Employer shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

(e) Effect on Prior Covenants. The provisions of this Section 6 are not intended to override, supersede, reduce, modify or affect in any manner any other agreement between Employee, Employer, including any confidentiality, nondisclosure, or non-disparagement agreement between Employee and Employer. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. Employer will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement. The provisions of this Section 6 are intended to override and supersede any other agreement between Employer and Employee relating to noncompetition.

(f) Protected Rights. Notwithstanding anything to the contrary in this Agreement, Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

(g) Acknowledgement. Employee acknowledges that (i) this Agreement is executed for the protection of trade secrets under Ohio law and is intended to protect the confidential information and trade secrets of Employer, and (ii) he is an Employee or management personnel within the meaning of the applicable state law.

8. Tax Withholding. All payments to Employee under this Agreement will be subject to the withholding of all applicable employment and income taxes. All payments made hereunder will be reported to the Internal Revenue Service. By entering into this Agreement, Employer expresses no opinion concerning the allocation or the taxability of these payments. Employee acknowledges that to the extent that he incurs any additional tax liability as a result of the amounts paid to him hereunder, such liability is his sole responsibility; and he shall pay taxes, interest or penalties due and payable. Employee further agrees to indemnify and hold Employer harmless from any liability for tax payments, withholding, penalties, interest and additions to tax which may be assessed on account of the payments hereunder. Employee is hereby advised to seek professional tax advice regarding any tax liability he may accrue as a result of the payments hereunder.

9. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable to Employee (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Employee’s death. Any reimbursement or advancement payable to Employee pursuant to this Agreement or otherwise shall be conditioned on the submission by Employee of all expense reports reasonably required by Employer under any applicable expense reimbursement policy and shall be paid to Employee within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

10. Other Monies. Employee agrees that aside from the amount of money that Employer has agreed to pay above, he is not entitled to any additional monies from Employer including, but not limited to, back pay, separation pay, wages, paid time off, benefits, damages (whether compensatory, exemplary, punitive or otherwise), attorneys’ fees, costs, or interest, and that he is solely and personally responsible for the payment of any and all federal, state, and local withholding, Social Security and other taxes, if such are applicable.

11. Unemployment Benefits. Employer agrees not to contest any claim for unemployment benefits that Employee may file as a result of his separation from Employer, but Employer will truthfully report that Employer paid Employee Separation Pay. The granting or denial of unemployment benefits or the amount paid to Employee by any state agency will not affect the validity of the terms and provisions of this Agreement.

12. Pension/Retirement Plan and Defined Compensation Plan. Employee acknowledges that any monies due under any pension or qualified retirement plan or defined compensation plan shall be determined in accordance with the terms of such plan in effect on the date of this Agreement.

13. Covenant Not to Sue. Employee represents that he will not commence, maintain or file any Claim against Employer or the Released Parties including, but not limited to, a lawsuit in any federal, state or local court, with respect to any matter arising out of or in any way related, directly or indirectly, to his employment with Employer, his compensation and/or the termination thereof, or with respect to any other transaction, event or occurrence pre-dating the date of this Agreement, whether now known or unknown to Employee, with the exception of any Claim that applicable law precludes him from waiving or otherwise giving up his right to file a charge and any claim that Employer breached its commitments under this Agreement. Employee further agrees that if he does file such a Claim in any court, he will not oppose any motion to dismiss filed by Employer or the Released Parties based upon the release contained in this Agreement. Employee agrees to waive the right to receive any monetary recovery under any Claim filed by another person or entity on his behalf or on behalf of a class.

14. Unknown Claims. Employee intends that this Agreement is final and complete and therefore shall bar each and every Claim specified herein, whether known or unknown to him at the time of execution of this Agreement. As a result, Employee acknowledges that he might later discover pre-existing claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Employee hereby waives any Claim that might arise as a result of such different or additional claims or facts.

15. Reinstatement/Reemployment. Employee waives any and all rights to reinstatement and/or reemployment with Employer. Employer shall have no obligation to consider any such application or request for reinstatement or reemployment and, pursuant to this Agreement, may terminate any such reinstatement or reemployment without liability to Employee.

16. Return of Employer Property. Employee agrees that, no later than the Final Date of Employment, Employee will return to Employer all Employer property, including, but not limited to, all equipment, computers, printers, files (electronic paper or other media), client information, reports and other materials furnished by Employer to Employee or created by Employee for Employer, and any other document, information or property belonging to Employer or in any way relating to Employer.

17. Notice of Separation. Employer agrees to permit Employee the opportunity to draft an email communication announcing his departure from Employer, which will be reviewed, modified and/or approved by Employer prior to publication (“Notice of Separation”). Employer agrees Employee may publish the Notice of Separation to internal Employer colleagues after approval from Employer’s General Counsel. Thereafter, Employee may not publish this Agreement, the terms or content of the Agreement or any fact or statement contradicting the content or spirit of the Notice of Separation.

18. No Admission of Liability. The Parties agree that nothing contained in this Release, and no actions undertaken by the Parties with respect to this Release, shall ever be treated as, or claimed or construed to be, an admission by any of the Parties of any fault, wrongdoing, liability, injury, or damages by them.

19. No Violation of Law or Contract. By entering into this Agreement, Employer does not admit to the breach of any contractual or other promises to Employee and does not admit to the violation of any federal, state, local or other statute or law, including, but not limited to, those laws referred to in this Agreement, and any claimed breaches or violations are hereby specifically denied.

20. Defend, Indemnify and Cooperate. Employer agrees to defend and indemnify Employee in any claim or lawsuit originating or relating to Employee’s scope of employment at Employer, either now known or not yet known, with counsel of Employer’s choice. Employee agrees to provide notice to Employer should he receive a subpoena, complaint or legal notice relating to his employment, and will refrain from responding until Employer has an opportunity to provide legal counsel. Employee further agrees to cooperate and assist Employer in the fact gathering and defense of pending or future legal claims for which Employee may have information or knowledge, and Employee agrees to work with Employer’s legal counsel on such matters.

21. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

To Employee:

At the most recent address on the payroll records of Employer.

To Employer:

Lancaster Colony Corporation

380 Polaris Parkway, Suite 400

Columbus, Ohio 43082

Attn.: General Counsel

22. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Ohio, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

23. Recoupment. Any and all benefits payable hereunder shall be subject to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other law of similar effect for recovery of incentive-based compensation previously paid, the rules and regulations of the United States Securities and Exchange Commission thereunder, and any clawback, forfeiture, or recoupment policies adopted by Employer thereunder, whether or not such policies are approved before or after the Effective Date.

24. Disputes. Any dispute, controversy, or claim arising out of or related to Employee’s employment, this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

25. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.

26. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

27. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer and any successor of Employer. Employer will require any successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no succession had taken place. This Agreement is personal to Employee and may not be assigned by him otherwise than by will or the laws of descent and distribution.

28. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both Employer and Employee. Notwithstanding the foregoing, nothing in this Agreement adversely modifies or affects the terms of any written or electronic agreement entered into by Employer and Employee setting forth the terms and provisions applicable to any equity-based incentive award granted to Employee pursuant to any equity plan sponsored or maintained by Employer. This Agreement does not supersede or affect in any way, nor is it affected in any way by, any other existing agreement, written or oral, between Employer and Employee. Further, no future agreement between Employer and Employee shall supersede or affect this Agreement, nor shall this Agreement affect such future agreement, unless such future agreement specifically so provides by reference to this Agreement as being superseded and is executed by both Employer and Employee.

IN WITNESS WHEREOF, Employee and Employer have executed this Agreement as of the date and year first above written.

Lancaster Colony Corporation

/s/ Matthew Shurte
Matthew Shurte General Counsel and Secretary

Employee

/s/ Dave Nagle Dave Nagle

EXHIBIT A

GENERAL RELEASE—MUTUAL

This General Release (“Release”) is entered into between Lancaster Colony Corporation (the “Employer”) and Dave Nagle (“Employee”) (collectively, the “Parties”) as follows:

On February 28, 2023, Employee’s employment with Employer and all affiliates will terminate (“Final Date of Employment”). In consideration of the severance payment and other benefits required to be paid by Employer pursuant to Lancaster Colony Corporation Agreement for Severance and Release, dated as of the Effective Date between the Parties, the Parties agree as follows:

1. Release of Claims by Employee. Employee, on Employee’s own behalf, and on behalf of Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES Employer, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of Employer, its predecessors, successors, and assigns (collectively, the “Released Companies”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, and any other representative of whatever kind or nature (individually and in their official capacities) of the Released Companies (all released entities and individuals in this Section 1 are collectively referred to as the “Employer Released Parties”) from any action, claim, obligation, damages, cost, or expense that Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employee executes this Release, including but not limited to claims arising directly or indirectly from Employee’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 1 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under any Ohio anti-discrimination laws or regulations, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Genetic Information Non-Discrimination Act of 2008, as amended; the Family and Medical Leave Act of 1993, as amended; the Occupational Safety and Health Act of 1970, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act of 1970, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Polygraph Protection Act of 1988, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Railway Labor Act of 1926, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended. The above provisions of this Section 1 to the contrary notwithstanding, Employee does not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this, such as any challenge by Employee on whether Employee knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law, (ii) for indemnification pursuant to any employment agreement, if any, or otherwise, and for coverage as an insured pursuant to any directors and officers liability that insures Employee immediately prior to the Separation Date, (iii) in his capacity as a stockholder of Employer, (iv) for any accrued and vested benefit under any employee benefit plan in which he is a participant immediately prior to the Separation Date, (v) for enforcement of this Release or (vi) that are based, in whole or in part, on acts or omissions that occur after Employee executes this Release.

Notwithstanding anything to the contrary in this Release, nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

2. Third-Party Beneficiaries. Each of Employer Released Parties, and each of Employee Released Parties (as defined below in Section 5), are expressly intended to be a third-party beneficiary to this Release.

3. Knowing and Voluntary Age Waiver under Federal Law. The general release contained in Section 1 of this Release waives any claims, known or unknown, that Employee has or may have had against Employer Released Parties for any alleged age discrimination under federal law. In accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Employee is specifically advised that Employee has the following rights in connection with whether Employee knowingly and voluntarily agrees to waive any alleged federal age discrimination claim and be bound by this Release:

a. Time to Consider the Release. Employee has twenty-one calendar (21) days in which to consider whether to sign this Release. Employee may take all twenty-one (21) days to consider, or Employee may take less than twenty-one (21) days to consider, if Employee so chooses (“Consideration Period”). The Parties agree that any changes to this Release, whether material or immaterial, do not restart the twenty-one (21) day period.

b. Consultation with Attorney. Employee is specifically advised by this writing to consult an attorney of Employee’s choice. Employee is further advised that one of the purposes of this consultation is to ensure that Employee understands all of the terms of this Release and understands the rights Employee is waiving by signing this Release.

c. Ability to Revoke the Release Even After Signing. If, before the expiration of the twenty-one (21) calendar day period, Employee signs the Release, Employee will have seven (7) calendar days in which to revoke Employee’s signature (the “Revocation Period”). If, after the Revocation Period, Employee has not revoked Employee’s signature, then the Release becomes effective and the Parties are bound by the Release’s terms (the “Effective Date”). If, prior to the expiration of the Revocation Period, Employee decides to revoke Employee’s signature, Employee (either Employee or Employee’s attorneys) must send a registered letter or e-mail to: Matthew Shurte, General Counsel and Secretary, at 380 Polaris Parkway, Suite 400, Columbus, Ohio 43082 or [***]. To be effective, this notice of revocation must be received by Matthew Shurte before the close of business on the seventh (7th) day after Employee signs this Release. If Employee revokes Employee’s signature, then Employee is not entitled to any of the consideration offered by Employer to Employee in exchange for this Release.

d. Knowing and Voluntary. Employee agrees that by signing this Release, Employee is acknowledging (a) that Employee fully and completely understands and accepts the terms of this Release including without limitation those contained in this Section 3, (b) that Employee is receiving a valuable benefit to which Employee is not already entitled, (c) that this Release is written in plain language and in a manner calculated to be understood by Employee; and (d) that Employee enters into the Release freely, voluntarily, and of Employee’s own accord.

e. No Condition Precedent. Consistent with 29 C.F.R. § 1625.23, nothing in this Release should be interpreted by Employee as imposing any condition precedent, any penalty, or any other limitation adversely affecting Employee’s right to challenge whether Employee knowingly and voluntarily agreed to waive any alleged federal age discrimination claim and be bound by this Release.

4. Warranties by Employee. Employee makes the following representations and warranties, which Employee agrees are material terms of this Release, and Employee acknowledges that Employer would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Employee represents and warrants that Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of Employer Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Release that was not reported to Employer prior to the Separation Date. Employee also acknowledges and agrees that Employee has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which Employee may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; a violation of the Fair Labor Standards Act of 1938, as amended; or a violation of any Ohio wage and hour law.

b. No Assignment. Employee represents and warrants that Employee has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that Employee, or Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of Employer Released Parties. Employee agrees to indemnify Employer Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against a Released Party.

c. No Breach During Consideration and Revocation Periods. Employee represents and warrants that Employee, during either the Consideration Period or the Revocation Period, has not and will not engage in any conduct that would constitute a breach of this Release (the “Prohibited Conduct”). Employee agrees that if Employee does engage in any Prohibited Conduct, and the Release nevertheless becomes effective, then every instance of Prohibited Conduct shall constitute a breach of this Release upon the Release becoming effective and Employer shall be entitled to liquidated damages in the amount of One Thousand Dollars ($1,000) per instance of Prohibited Conduct. Employee further agrees that, as a result of any Prohibited Conduct, Employer will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages set forth in this Section represent the damages fairly estimated by the Parties to result from any Prohibited Conduct by Employee and do not constitute a penalty. Furthermore, Employee agrees that the imposition of liquidated damages does not demonstrate or imply that Employer would not suffer irreparable harm due to any Prohibited Conduct and does not render improper the award of injunctive relief. This Section 4(c) does not apply to any challenge by Employee on whether Employee knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law.

5. Release of Claims by Employer. Employer, on behalf of itself and on behalf of the Released Companies, RELEASES, REMISES, AND FOREVER DISCHARGES Employee, and Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind (all released entities and individuals in this Section 5 are collectively referred to as the “Employee Released Parties”) from any action, claim, obligation, damages, cost, or expense that the Released Companies have or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employer executes this Release, including but not limited to claims arising directly or indirectly from Employee’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 5 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. The above provisions of this Section 5 to the contrary notwithstanding, the Released Companies do not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this; (ii) for Employee’s misappropriation of trade secrets, or for the commission by one or more of Employee Released Parties of any act or omission arising out of or relating to unfair competition against the Released Companies; (iii) for any claim against any of Employee Released Parties arising out of or relating to the intellectual property of Employer; (iv) for enforcement of this Release; or (v) that are based, in whole or in part, on acts or omissions that occur after Employer executes this Release.

6. Warranties by Employer. Employer makes the following representations and warranties, which Employer agrees are material terms of this Release, and Employer acknowledges that Employee would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Employer represents and warrants that the Released Companies have no pending charges, claims, suits, arbitrations, complaints, or grievances against any of Employee Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association.

b. No Assignment. Employer represents and warrants that the Released Companies have not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that the Released Companies have or may have had against any of Employee Released Parties. Employer agrees to indemnify Employee Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against any of Employee Released Parties.

7. Confidentiality. Subject to the last paragraph of Section 1, to the extent not required to be disclosed by law or applicable regulation by Employer or Employee, the existence of this Release, its terms, and its negotiation shall remain strictly confidential and shall not be disclosed in any manner by Employee to any third party other than Employee’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Section. However, this Release may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Release, seeks a declaratory judgment on the obligations contained in this Release, or asserts claims inconsistent with the terms of this Release.

8. Breach. If any of Employer Released Parties are, in their sole and absolute judgment, compelled to bring a cause of action against Employee to enforce or remedy any breach, attempted breach, or threatened breach of this Release, then Employee agrees to reimburse the affected Employer Released Parties for their reasonable attorneys’ fees and other reasonable expenses incurred in connection with the investigation, successful prosecution (whether by court order, verdict, or otherwise), or settlement of such cause of action in addition to any damages or other legal or equitable remedies obtained by the affected Employer Released Parties. However, consistent with the requirements of federal law, the affected Employer Released Parties shall not be entitled to recover damages, costs, or attorneys’ fees, or impose any other penalty against Employee under this Release, based upon any challenge by Employee of whether Employee knowingly and voluntarily consented to the federal age discrimination waiver in this Release.

9. No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Release by Employer will not operate or be construed as a waiver of Employer’s right to strictly enforce this Release to its fullest extent in the future. Furthermore, the provisions of this Release may not be waived except in a written document signed by both Employee and a duly-authorized officer of Employer with actual authority to execute such a document.

10. Choice of Law and Venue. This Release shall, in all respects, be interpreted and enforced in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

11. Entire Agreement. This Release constitutes the entire agreement between the Parties relating to the subject matter of this Release and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that this Release does not supersede Lancaster Colony Corporation’s Agreement for Severance and Release.

12. Assignment. Employer shall have the right to assign this Release to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Employee may not assign this Release.

13. Amendment. This Release may not be modified or amended in any way except in a writing signed by both Employee and a duly-authorized Employee of Employer with actual authority to execute such a document.

14. Severability. If any provision of this Release is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Release will remain in effect and shall be fully enforced.

15. Counterparts. This Release may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a Party’s signature shall constitute an original signature.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS RELEASE.

EMPLOYER:	EMPLOYEE:

LANCASTER COLONY CORPORATION	DAVE NAGLE

/s/ Matthew Shurte	/s/ Dave Nagle
Signature	Signature

Matthew Shurte	Dave Nagle
Printed Name	Printed Name

General Counsel and Secretary	February 1, 2023
Title	Date

February 1, 2023
Date